Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ACQUIRES

THE LE MERIDIEN SAN FRANCISCO

ANNAPOLIS, MD, December 15, 2010 – Chesapeake Lodging Trust (NYSE:CHSP) announced today that it has closed on the previously announced acquisition of the 360-room Le Meridien San Francisco located in San Francisco, California for a purchase price of $143 million, or approximately $397,000 per key. The Company funded the acquisition with a $60 million term loan secured by the hotel, a $45 million borrowing under its revolving credit facility, and remaining proceeds from its recent equity offering. The Company entered into an agreement with a subsidiary of HEI Hotels and Resorts, the hotel’s current operator, to manage the hotel under the Le Meridien flag.

The $60 million secured term loan with Wells Fargo Bank, N.A. bears interest equal to LIBOR, plus 3.75%, subject to a LIBOR floor of 2.00%. The loan has an initial term of 12 months, with four 12-month extensions, and can be prepaid without penalty at any time on or after June 15, 2011. Subject to certain conditions, the amount of the term loan may be increased up to $71.5 million.

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business, airport and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Company owns five hotel properties with an aggregate of 1,629 rooms in two states. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our ability to extend the term loan and increase our borrowing under the term loan. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.